FOR: PW Eagle, Inc.

1550 Valley River Drive

Eugene, OR 97440
(Nasdaq-NMS: "PWEI")

CONTACT: Scott Long,

Chief Financial Officer, PW Eagle, Inc.

541-343-0200

PW EAGLE SEES RECORD SECOND QUARTER OPERATING INCOME

Eugene, Oregon -- July 21, 2006 -- PW Eagle, Inc. (NASDAQ: PWEI) announced today that preliminary results for the second quarter indicate operating income of greater than $26 million compared to $8 million of operating income for the second quarter of 2005.  Jerry Dukes, Chairman of the Board and Chief Executive Officer of PW Eagle, said: "Our operating income for the second quarter significantly surpassed our internal estimates.  Both demand for our products and pricing have remained strong into our third quarter."

The Board of Directors met on July 19, 2006.  During the meeting, Synergetics Installations Worldwide, Inc., a New Hampshire-based consulting firm with expertise in creating and implementing efficient operating standards and "best practices" within field operations and information systems presented their preliminary findings to the Board.  After conducting a three and a half week business assessment, Synergetics has identified a targeted range of annual cost savings of between $4.5 and $14 million, which they believe can be achieved within approximately nine months.  The Board unanimously approved the recommendation to retain Synergetics.

PW Eagle will release its financial results for the second quarter and first half of 2006 on Wednesday, August 2nd after the market closes.  The Company will hold its second quarter webcast and conference call on Thursday, August 3, 2006 at 11:00 a.m. Eastern Time to discuss the second quarter and first half 2006 results.  The conference call will be available live on the Internet at:  www.pweagleinc.com/investor/.  The call will be archived at that location for one week following its original webcast.  The conference telephone number is 1-800-299-7635, use 50383162 as the confirmation code to access the call. The call will be also archived for one week at 888-286-8010, use 36941190 as the access code.

PW Eagle is a leading extruder of PVC pipe products and its wholly-owned subsidiary, USPoly Company, LLC, is a leading manufacturer of PE pipe and fittings.  Together they operate fourteen manufacturing facilities across the United States.  PW Eagle's common stock is traded on the Nasdaq Market under the symbol "PWEI".

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are "forward-looking" statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release, which relate to the third quarter demand for and pricing of our products, the implementation of certain cost-saving measures, the actual annual cost savings such measures would produce, and the time period within which such cost savings may be achieved involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement.  Actual results could differ (i) if our expectations relating to demand for or pricing of our products prove to be inaccurate or are affected by any of the factors listed below, (ii) upon further evaluation of the cost-saving measures proposed, or (iii) if such  cost-saving measures are not implemented within the expected time period for any reason.  In addition, actual results could differ as a result of: (i) a slowdown in the United States economy; (ii) the failure of the Gross Domestic Product to improve during the remainder of 2006 and thereafter; (iii) an increase in interest rates; (iv) a decline in the construction of commercial and residential building; (v) a fluctuation in raw material prices; (vi) our ability to pass through any raw material price increases to our customers and (vii) a greater supply of PVC and PE pipe than market demand for such products caused by cyclical fluctuations in the supply and demand for pipe.  There can be no guarantee that the demand for and pricing of our products will remain strong, nor can there be any guarantee that the Company will actually implement the cost-saving measures described above, that such measures will actually result in the cost savings projected by Synergetics or that such cost savings can be achieved within the stated time period.  It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results.  As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potential inaccurate assumptions. We undertake no obligation to update "forward-looking" statements.

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